Exhibit 10.15

NOMINATING AGREEMENT

THIS NOMINATING AGREEMENT (this “Agreement”), dated as of June 28, 2019, is by and between IGM Biosciences, Inc., a Delaware corporation (the “Company”) and Haldor Topsøe Holding A/S (the “Investor”).

WHEREAS, the Company and the Investor are parties to that certain Series C Preferred Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”) pursuant to which the Investor is purchasing shares of Series C Preferred Stock (“Series C Shares”);

WHEREAS, in order to induce the Investor to invest funds in the Company pursuant to the Purchase Agreement, the Investor and the Company hereby agree that this Agreement shall set forth certain rights and obligations with respect to the shares of the Company’s capital stock beneficially owned by the Investor.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Bylaws” means the Bylaws of the Company, as may be amended, restated or otherwise modified from time to time.

(d) “Common Stock” means shares of the Company’s Common Stock, par value $0.01 per share.

(e) “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended.

2. Board Representation.

(a) Subject at all times to Sections 2(b) and 3(n) herein, during the period beginning at the closing of the IPO until the earliest of (a) the twelfth anniversary of the date of the closing of the IPO; (b) such time as the Investor and its Affiliates no longer beneficially owns at least 7,500,000 Series C Shares or the equivalent of any successor securities issued upon conversion of such Series C Shares (including shares of voting common stock issued upon conversion of non-voting common stock issued upon conversion of the Series C Shares) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such Series C Shares), or (c) following the third year anniversary of the IPO, (i) with respect to one of its two Investor Designees, such time as the Investor holds less than 20% of the as-converted securities of the Company, and (ii) with respect to both of its Investor Designees, such time as the Investor holds less than 5% of the as-converted securities of the Company, the Company shall support the nomination of, and cause the Board of Directors (or the nominating committee thereof), subject to the requirements of fiduciary duties under applicable law, to recommend and include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors are to be elected (an “Election Meeting”), two (2) persons designated at any time and from time to time by the Investor (each an “Investor Designee”); provided that, the Company shall have no obligation to support the nomination of or cause the Board of Directors to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company an Investor Designee if the Investor already has at least two Investor Designees serving as directors on the Board of Directors at the time of the Election Meeting and the term(s) of such Investor Designee(s) as a director on the Board of Directors does not expire at such Election Meeting. In the event that an Investor Designee resigns from his or her seat on the Board of Directors or is removed or otherwise fails to become or ceases to be a director for any reason, the vacancy will be filled by the election or appointment of another Investor Designee nominated by the Investor as soon as reasonably practicable in compliance with applicable laws, rules and regulations. The Investor will provide the Company, in writing, the information about any Investor Designee that is reasonably required by applicable law promptly after the Company requests such information from the Investor, and will cause any Investor Designee to submit on a timely basis to the Company a completed and executed questionnaire in the form that the Company provides to its outside directors generally.

(b) Notwithstanding the provisions of Section 2(a), the Investor shall not be entitled to designate any person as a nominee to the Board of Directors if (i) a majority of the disinterested members of the Board of Directors reasonably and in good faith determines, after consultation with the Company’s outside legal counsel, that such person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Company’s shares are listed, the Bylaws or any policy, or guidelines previously approved by the Board of Directors or (ii) such person is not approved for nomination by the Board of Directors (or the nominating committee thereof). The Company shall notify the Investor as soon as reasonably practicable of any objection to an Investor Designee pursuant to this Section 2(b) as to enable the Investor to propose a replacement Investor Designee in accordance with the terms of this Agreement. The Investor shall use reasonable best efforts to propose an Investor Designee sufficiently in advance of the date on which the proxy materials are to be mailed by the Company in connection with an Election Meeting to allow for inclusion of an Investor Designee in such proxy materials.

3. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Certain Adjustments. Subject to Section 3(n) below, the provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

(c) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(e) Entire Agreement. This Agreement, the Voting Agreement among the Company and the other parties thereto dated of even date herewith and the Bylaws constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

(f) All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under clause (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to the Investor:	Haldor Topsøe Holding A/S
Haldor Topsøes Alle 1
Postbox 213
DK-2800 Kgs. Lyngby
Denmark

If to the Company:	IGM Biosciences, Inc.
325 E Middlefield Rd
Mountain View, CA 94043
Attn: Chief Executive Officer

with a copy (which copy shall not constitute notice) to:	Wilson Sonsini Goodrich and Rosati, Professional
Corporation
650 Page Mill Road
Palo Alto, California 94063
Facsimile: (650) 493-6811
Attention: Tony Jeffries

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Investor hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of the Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Investor of any breach or default of the Company under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, in each case, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means), each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and the Investor.

(k) Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l) Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

(m) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(n) Termination. This Agreement shall automatically terminate upon the earliest of (a) the twelfth anniversary of the date of the closing of the IPO; (b) such time as the Investor and its Affiliates no longer beneficially owns at least 7,500,000 Series C Shares or the equivalent of any successor securities issued upon conversion of such Series C Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such Series C Shares), (c) following the third year anniversary of the IPO, such time as the Investor holds less than 5% of the as-converted securities of the Company, or (d) consummation of a Deemed Liquidation as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Nominating Agreement as of the date first above written.

IGM BIOSCIENCES, INC.

By:	/s/ Fred Schwarzer

Name: Fred Schwarzer
Title: Chief Executive Officer

HALDOR TOPSØE HOLDING A/S

By:	/s/ Jakob Haldor Topsøe

Name: Jakob Haldor Topsøe
Title: Chairman

Address:
c/o Haldor Topsøe A/S
Haldor Topsøes Alle 1
Postbox 213
DK-2800 Kgs. Lyngby
Denmark

(Signature page to Nominating Agreement)